Exhibit 99.1

NEWS RELEASE

Contacts: Randy Guba, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2010 FIRST QUARTER RESULTS

HOUSTON — February 9, 2010 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for its fiscal 2010 first quarter ended December 31, 2009.

    Revenues for the first quarter of fiscal 2010 were $120.2 million compared to revenues of $173.1 million for the first quarter of fiscal 2009.  Income from operations was $21,000, which includes restructuring charges of $698,000 in the first quarter of fiscal 2010.  This compares to a loss from operations of $1.3 million, which includes restructuring charges of $483,000, in the first quarter of 2009.  Net loss from continuing operations in the first quarter of fiscal 2010 was $815,000, or ($0.06) per share, including after tax restructuring charges of ($0.05) per share.  This compares to net loss from continuing operations for the first quarter of fiscal 2009 of $1.2 million, or ($0.08) per share, including after tax restructuring charges of ($0.02) per share.

    Gross profit for the first quarter of fiscal 2010 was $19.9 million, a gross margin of 16.6 percent, compared to gross profit of $28.0 million, a gross margin of 16.2 percent, in the first quarter of fiscal 2009.  Sales, general and administrative (“SG&A”) expenses for the first quarter of fiscal 2010 were $19.3 million compared to $28.9 million in the first quarter of fiscal 2009.  SG&A expenses as a percentage of revenues decreased to 16.0 percent in the first quarter of fiscal 2010 compared to 16.7 percent in the first quarter of fiscal 2009.

    Michael J. Caliel, IES President and Chief Executive Officer, stated, “In this challenging economic environment, we continued to improve our execution in the first quarter largely due to our previous investments in systems and processes, especially our project management operating system.  Despite lower revenues in the quarter, our overall gross margin improved to 16.6 percent from 16.2 percent in the comparable period a year ago.   In addition, as a result of ongoing efforts to reduce our cost structure, our SG&A expense level for the first quarter puts us well below our previously announced targeted annual run rate for the year.  We continue to tightly manage our costs and, given the current market environment, expect to drive our SG&A expenses even lower through the year.

    “From a revenue standpoint and with the current challenges in the economy, particularly the construction segment, we continue to face ongoing weakness in some end markets and experience volume pressure.  Although we had a slight sequential decline in backlog in the quarter, our pipeline of opportunities is encouraging.  We believe we have a solid foundation in place to capitalize on these opportunities as they move through the bidding process and then to execution in the field,” concluded Caliel.

SEGMENT DATA

    In October 2009, the Company combined its Industrial segment into its Commercial segment and now reports its operations in two business segments, Commercial & Industrial and Residential.  Revenues for the Commercial & Industrial segment for the first quarter of fiscal 2010 were $91.2 million at a gross margin of 14.3 percent.  This compares to revenues of $127.7 million at a gross margin of 13.9 percent for the first quarter of fiscal 2009.  Revenues for the Residential segment for the first quarter of fiscal 2010 were $29.0 million at a gross margin of 23.6 percent compared to revenues of $45.4 million at a gross margin of 22.5 percent in the first quarter of fiscal 2009.

BACKLOG

    As of December 31, 2009, backlog was approximately $237 million compared to $241 million as of September 30, 2009 and to $319 million as of December 31, 2008.  Backlog represents the dollar amount of revenues the Company expects to realize in the future as a result of performing work on multi-period projects that are under contract regardless of duration.  Backlog is not a measure defined by generally accepted accounting principles, and the Company’s methodology for determining backlog may not be comparable to the methodology of other companies.  The Company does not include single family housing or time and material work in backlog.

DEBT AND LIQUIDITY

    As of December 31, 2009, IES had total liquidity of $62.3 million, which consisted of $55.1 million of cash on hand and $7.2 million of available revolver.  Working capital was $122.1 million, and long-term debt was $26.4 million.  The Company has a $60.0 million revolving credit facility that facilitates letters of credit.

EBITDA RECONCILIATION

    The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) which is a non-GAAP financial measure.  EBITDA is a measure that is used in determining compliance with the Company’s secured credit facility. EBITDA calculations may vary from company to company, so IES’ computations may not be comparable to those of other companies.  In addition, IES has certain assets established as part of applying fresh-start accounting that will be amortized in the future.  A reconciliation of EBITDA to net income is found in the table below.  For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009, filed on December 14, 2009.

CONFERENCE CALL

    Integrated Electrical Services has scheduled a conference call for Wednesday, February 10, 2010 at 9:30 a.m. Eastern time.  To participate in the conference call, dial (480) 629-9725 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call.  A brief slide presentation will accompany the call and can be viewed by accessing the web cast on the Company’s web site.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 17, 2010.  To access the replay, dial (303) 590-3030 using a pass code of 4206569#.

    Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com ..  To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live web cast, an archive will be available shortly after the call.

    Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations.  For more information about IES, please visit www.ies-co.com.

Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners;  inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens;  inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the  physical hazards associated with the Company's work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2009, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

-Tables to follow-

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31, 2009 (Unaudited)	Three Months Ended December 31, 2008 (Unaudited)
Revenues	$ 120,248	$ 173,107
Cost of services	100,327	145,130
Gross profit	19,921	27,977
Selling, general and administrative expenses	19,267	28,869
(Gain) loss on asset sales	(65)	(103)
Restructuring charges	698	483
Income from operations	21	(1,272)
Interest and other expense, net	892	764
Income (loss) from continuing operations before income taxes	(871)	(2,036)
Provision (benefit) for income taxes	(56)	(885)
Net income (loss) from continuing operations	(815)	(1,151)
Discontinued operations		
Income (loss) from discontinued operations	11	(29)
Provision for (benefit from) income taxes	1	(14)
Net income (loss) from discontinued operations	10	(15)
Net income (loss)	$ (805)	$ (1,166)
Basic income (loss) per share:		
Continuing operations	$ (0.06)	$ (0.08)
Discontinued operations	0.00	(0.00)
Total	$ (0.06)	$ (0.08)
Diluted income (loss) per share:		
Continuing operations	$ (0.06)	$ (0.08)
Discontinued operations	0.00	(0.00)
Total	$ (0.06)	$ (0.08)
Shares used in the computation of earnings (loss) per share:		
Basic	14,396	14,319
Diluted	14,396	14,319

RESTRUCTURING AND SIGNIFICANT CHARGES
(DOLLARS IN THOUSANDS)

	Three Months Ended December 31, 2009 (Unaudited)	Three Months Ended December 31, 2008 (Unaudited)
Restructuring & Significant Charges:		
Restructuring costs	$ 698	$ 483
Total charges, pre-tax	$ 698	$ 483
Effective Tax Rate	6%	36%
Total charges, net of tax	656	309

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